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Belden Submits Additional Letter to Digi International Inc. Regarding Potential Acquisition
Reiterates Proposal to Acquire Digi International for $13.82 per Share in Cash
Transaction Delivers Substantial and Immediate Value to All Digi Stakeholders
Transaction Would Enhance Belden’s Industrial IT Business

St. Louis, Missouri – December 6, 2016 – Belden Inc. (NYSE: BDC) announced today that it has sent another letter to the Board of Directors of Digi International Inc. (NASDAQ: DGII) reiterating its offer to acquire 100% of Digi for $13.82 per share in cash in a transaction valued at approximately $380 million. The acquisition would be fully funded with existing cash reserves and therefore is not subject to any financing contingency.

Since the release of the prior letter on November 11, Digi’s management and Board of Directors have remained unwilling to respond or engage in discussions with Belden, despite repeated attempts at outreach. Belden believes that Digi’s lack of engagement is to the detriment of Digi’s shareholders. Belden believes this proposal to be a full and fair offer, represents a unique opportunity for Digi’s shareholders to receive substantial and immediate value that recognizes Digi’s strategic worth to Belden, and reflects a significant premium to the value that Digi could achieve on a standalone basis. Belden remains committed to bringing the two companies together and would prefer to execute a negotiated transaction. If Digi continues to ignore Belden’s requests for a meeting and/or refuse to engage in any discussions, Belden is prepared to pursue alternative paths to complete a transaction.

The addition of Digi to Belden’s Industrial IT platform would create a unique and broad portfolio of wireless and embedded solutions for customers across a number of vertical markets. Further, Digi would benefit from Belden’s proven business system which would provide access to new growth markets. Belden and Digi have a history of commercial and technical collaboration, which provides Belden confidence of the strong strategic fit with Digi.

Belden is prepared to meet with Digi immediately to work toward a successful completion of the proposed transaction, and Belden looks forward to working with Digi’s management team and Board of Directors to maximize value for all stakeholders. Although there can be no assurances a definitive agreement will be reached between the companies, Belden is committed to pursuing this transaction and will continue to update shareholders as the situation proceeds.

The full text of the letter is included below.

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December 6, 2016

Board of Directors
Digi International Inc.
11001 Bren Road East

Minnetonka, MN 55343
Attention: Mr. William N. Priesmeyer, Chairman of the Board
Attention: Mr. Ron Konezny, President & Chief Executive Officer
Dear Members of the Board:

We are deeply disappointed and troubled that the Digi Board continues to be unwilling to engage in any discussions regarding our proposed all-cash acquisition of Digi by Belden, which would deliver substantial and immediate value to your shareholders at a highly attractive premium. Indeed, you and Digi’s management have refused to respond to our private communications and refused to discuss our offer despite our repeated attempts at dialogue. Furthermore, you have been unwilling to authorize your advisors to meet with our advisors to discuss the terms of a potential transaction.

Since we publicly announced our proposal to acquire Digi, we have spoken with numerous shareholders of both Digi and Belden. We are encouraged by the broad-based support we have received for the proposed transaction. We believe our proposal recognizes the significant strategic value of a combination of Digi with Belden and reflects a significant premium to the value that Digi could achieve on a standalone basis. Your unwillingness to engage with us is particularly surprising in light of the lack of shareholder returns Digi has generated to date as an independent company. Digi’s stock price of $11.05 on the day prior to our offer was only 0.2% above Digi’s stock price five years earlier. In contrast, the NASDAQ Composite Index has increased 98.4% over this same period.

We are hopeful that our two companies can engage in productive discussions regarding our proposal and it is our preference to proceed with direct bilateral negotiations with you. However, given your lack of engagement and the strong expressions of support we have received from Digi’s shareholders, we are prepared to take alternative actions to complete this transaction as necessary.

In your efforts to remain an independent company, we understand that Digi may be considering a large scale and potentially dilutive acquisition in lieu of our proposal. Given that, we think it is important to inform you and your shareholders that our offer assumes that Digi does not execute any material acquisitions or business combinations prior to closing of our proposed transaction.

As previously communicated to you, Belden proposes to acquire 100% of the fully-diluted outstanding Digi common shares for a price of $13.82 per share in cash at closing. This price represents a 35% premium over Digi’s trailing one month volume-weighted average price (“VWAP”), a 37% premium over Digi’s trailing thirty-six month VWAP and a 25% premium over Digi’s share price of $11.05 on Thursday, November 10, 2016. The offer represents an implied enterprise value of $242 million, representing a premium of 54% to Digi’s enterprise value of approximately $158 million on Thursday, November 10, 2016 and a 10x EBITDA multiple based on EBITDA of $24 million implied by the high end of guidance provided by Digi to its shareholders on October 27, 2016.

We would like to reiterate to you that given our knowledge of Digi and our historical collaboration, we are prepared to swiftly complete confirmatory due diligence and negotiate a mutually acceptable definitive agreement in parallel with due diligence. Closing the proposed transaction would be subject to the receipt of standard regulatory approvals, such as Hart-Scott-Rodino anti-trust filing requirements, and any required shareholder approvals. The acquisition would be fully funded with existing cash reserves. Therefore, the transaction would not be subject to any financing contingencies.

We stand ready to meet to discuss our value-creating proposal at your earliest convenience and we look forward to your prompt and favorable reply.

Yours sincerely,

John Stroup
Chairman, President and Chief Executive Officer

This Proposal is neither a legally enforceable contract nor a binding offer to enter into a contract. It does not contain all matters upon which agreement must be reached for any proposed transaction and does not constitute an offer or commitment on our part to submit a definitive proposal at a future time. A binding agreement will result only from the execution of a definitive written agreement not yet negotiated or executed by the parties.

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Forward-Looking Statements
This release contains, and statements made by us concerning the release may contain, forward-looking statements, including our expectations for our business following a potential combination with Digi International Inc. (“Digi”). Forward-looking statements also include statements regarding future financial performance (including revenues, expenses, earnings, margins, cash flows, dividends, capital expenditures and financial condition), plans and objectives, and related assumptions. In some cases these statements are identifiable through the use of words such as “anticipate,” “believe,” “estimate,” “forecast,” “guide,” “expect,” “intend,” “plan,” “project,” “target,” “can,” “could,” “may,” “should,” “will,” “would” and similar expressions. Forward-looking statements reflect management’s current beliefs and expectations and are not guarantees of future performance. Actual results may differ materially from those suggested by any forward-looking statements for a number of reasons, including, without limitation: the impact of a challenging global economy or a downturn in served markets; the cost and availability of raw materials including copper, plastic compounds, electronic components, and other materials; the competitiveness of the global broadcast, enterprise, and industrial markets; disruption of, or changes in, the Company’s key distribution channels; volatility in credit and foreign exchange markets; the inability to execute and realize the expected benefits from strategic initiatives (including revenue growth, cost control, and productivity improvement programs); the inability to successfully complete and integrate acquisitions in furtherance of the Company’s strategic plan; the inability of the Company to develop and introduce new products and competitive responses to our products; assertions that the Company violates the intellectual property of others and the ownership of intellectual property by competitors and others that prevents the use of that intellectual property by the Company; risks related to the use of open source software; the inability to retain senior management and key employees; disruptions in the Company’s information systems including due to cyber-attacks; variability in the Company’s quarterly and annual effective tax rates; perceived or actual product failures; political and economic uncertainties in the countries where the Company conducts business, including emerging markets;

the impairment of goodwill and other intangible assets and the resulting impact on financial performance; the impact of regulatory requirements and other legal compliance issues; disruptions and increased costs attendant to collective bargaining groups and other labor matters; and other factors.

For a more complete discussion of risk factors, please see our Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC on February 25, 2016. Although the content of this release represents our best judgment as of the date of this report based on information currently available and reasonable assumptions, we give no assurances that the expectations will prove to be accurate. Deviations from the expectations may be material. For these reasons, Belden cautions readers to not place undue reliance on these forward-looking statements, which speak only as of the date made. Belden disclaims any duty to update any forward looking statements as a result of new information, future developments, or otherwise, except as required by law.

Additional Information
This communication does not constitute an offer to buy or solicitation of an offer to sell any securities. This communication relates to a proposal that Belden Inc. has made for a business combination with Digi. No tender offer for the shares of Digi has commenced at this time. In connection with the proposed transaction and subject to future developments, Belden (and Digi if a negotiated transaction is agreed to) may file one or more proxy statements, tender offer documents or other documents with the U.S. Securities and Exchange Commission. This communication is not a substitute for any proxy statement, tender offer document or other document that Belden and/or Digi may file with the SEC in connection with the proposed transaction. Any definitive proxy statement (if and when available), definitive tender offer documents or other documents will be mailed to stockholders of Digi. INVESTORS AND SECURITY HOLDERS OF DIGI ARE URGED TO READ THESE AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain free copies of these documents (if and when available) and other documents filed with the SEC by Belden through the web site maintained by the SEC at http://www.sec.gov.

This communication does not constitute a solicitation of a proxy from any stockholder. However, Belden and/or Digi and their respective directors, executive officers and other employees may be deemed to be participants in any solicitation of proxies in respect of the proposed transaction. You can find information about Belden’s directors and executive officers in Belden’s definitive proxy statement for its 2016 annual meeting of stockholders, which was filed with the SEC on April 6, 2016, and Belden’s annual report on Form 10-K for the fiscal year ended December 31, 2015, which was filed with the SEC on February 25, 2016. You can find information about Digi’s directors and executive officers in Digi’s definitive proxy statement for its 2016 annual meeting of stockholders, which was filed with the SEC on December 11, 2015, and Digi’s annual report on Form 10-K for the fiscal year ended September 30, 2015, which was filed with the SEC on November 30, 2015. Additional information regarding the interests of such potential participants will be included in one or more proxy statements or other relevant documents filed with the SEC if and when they become available. You may obtain free copies of these documents using the sources indicated above.

About Belden
Belden Inc., a global leader in high-quality, end-to-end signal transmission solutions, delivers a comprehensive product portfolio designed to meet the mission-critical network infrastructure needs of industrial, enterprise and broadcast markets. With innovative solutions targeted at reliable and secure transmission of rapidly growing amounts of data, audio and video needed for today’s applications, Belden is at the center of the global transformation to a connected world. Founded in 1902, the company is headquartered in St. Louis and has manufacturing capabilities in North and South America, Europe and Asia. For more information, visit us at www.belden.com; follow us on Twitter @BeldenInc.